Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE

Contact:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

ALLOS THERAPEUTICS REPORTS 2007 RESULTS

Westminster, CO, February 27, 2008 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported results for its fiscal year ended December 31, 2007 and outlined its key objectives for 2008.  For the year ended December 31, 2007, the Company reported a net loss of $39.4 million, or $0.60 per share, compared to a net loss of $30.2 million, or $0.55 per share, for 2006. For the year, net cash used in operating activities was $30.8 million.  Cash, cash equivalents and investments in marketable securities as of December 31, 2007 totaled $57.8 million.

“During 2007, we executed our strategic plan resulting in significant advancements in the development of PDX in hematologic malignancies and solid tumors,” said Paul L. Berns, President and Chief Executive Officer.  “We also strengthened the Company’s leadership team through the addition of experienced industry veterans to our senior management and Board of Directors. For 2008, we are focused on driving our PDX product development and commercialization plan, including the completion of PROPEL, our FDA SPA-approved pivotal Phase 2 study of PDX in patients with relapsed or refractory peripheral T-cell lymphoma, and planning for the potential commercialization of PDX.”

2007 and Recent Corporate Highlights

PDX (pralatrexate)

•                  Completed pre-specified interim analyses of patient safety and response data from PROPEL.

•                  Results of the interim analyses of patient safety data for the first 10, 35 and 65 evaluable patients supported continuation of the trial per the protocol in accordance with the recommendations of an independent data monitoring committee (DMC).

•                  Results of the interim analysis of patient response data exceeded the pre-specified threshold for continuation of the trial, which required a minimum of four responses (complete or partial) out of the first 35 evaluable patients, as determined by independent oncology review.

•                  Received orphan medicinal product designation for the treatment of patients with PTCL from the Commission of the European Communities.

•                  Favorable opinion from the Committee for Orphan Medicinal Products of the European Medicines Agency (EMEA).

•                  Designation complements orphan drug and fast track designations previously granted for the treatment of patients with T-cell lymphoma by the U.S. Food and Drug Administration (FDA).

•                  Advanced PDX clinical development program through the initiation of additional solid tumor and lymphoma trials.

•                  Phase 2b, randomized, multi-center study comparing PDX and Tarceva(R) (erlotinib) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen.

•                  Phase 1/2a, open-label, multi-center study of PDX and gemcitabine with vitamin B12 and folic acid supplementation in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) or Hodgkin’s disease.

•                  Phase 1, open-label, multi-center study of PDX with vitamin B12 and folic acid supplementation in patients with relapsed or refractory cutaneous T-cell lymphoma (CTCL).

RH1

•                  Advanced RH1 clinical development program through the initiation of a solid tumor and lymphoma trial.

•                  Initiated a Phase 1, open-label, multi-center dose escalation study of RH1 in patients with advanced solid tumors or non-Hodgkin’s lymphoma (NHL).

Corporate

•                  Strengthened the Company’s balance sheet.

•                  Closed an underwritten offering of 9,000,000 shares of common stock in February 2007, resulting in aggregate net proceeds of approximately $50.3 million.

•                  Appointed experienced industry veterans to senior management team and Board of Directors.

•                  Pablo J. Cagnoni, M.D., joined the Company as Senior Vice President, Chief Medical Officer in March 2007.

•                  Bruce K. Bennett, Jr., joined the Company as Vice President, Manufacturing in January 2008.

•                  William R. Ringo, former President and Chief Executive Officer of Abgenix, Inc., joined the Board of Directors in January 2007.

•                  Jeffrey R. Latts, M.D., former Executive Vice President and Chief Medical Officer of Exelixis, Inc., joined the Board of Directors in April 2007.

•                  Added to the broad-market Russell 3000(R) Index in June 2007.

•                  The Russell 3000(R) Index, which captures the 3,000 largest U.S. stocks as of the end of May 2007 and ranks them by total market capitalization, serves as the U.S. component of the Russell Global(R) Index.

2008 Key Objectives

•                  Drive PDX Product Development and Commercialization Plan.

•                  Complete PROPEL — The Company intends to complete enrollment in PROPEL in the second quarter of 2008 and report top line results of the trial by year end. If the results are positive, the Company intends to seek regulatory approval to market PDX for the treatment of patients with relapsed or refractory PTCL.

•                  Advance Clinical Development Program — In addition to the PROPEL trial, the Company is committed to evaluating PDX for oncology use as a single agent and in combination with other therapies.  The Company currently has six ongoing clinical trials involving PDX, including the PROPEL trial, evaluating the compound’s potential clinical utility in hematologic malignancies and solid tumor indications.  The Company intends to initiate an additional Phase 2, single agent study in another solid tumor indication in the first half of 2008 and additional Phase 1 combination studies in solid tumor indications by year end.

•                  Execute PTCL Launch Planning — The Company retains exclusive worldwide rights to PDX for all indications.  The Company intends to commercialize PDX, if approved for marketing, by building an oncology-focused United States sales and marketing organization.  The Company continues to be focused on executing its PTCL launch plan to prepare for the potential commercialization of PDX.

•                  Advance RH1 Clinical Development Program.

•                  The Company intends to evaluate RH1 for oncology use as a single agent and in combination with other therapies.  The Company is currently focused on completing its ongoing Phase 1, open-label, multi-center dose escalation study of RH1 in patients with advanced solid tumors or NHL.

2008 Financial Guidance

For the year ending December 31, 2008, the Company anticipates that net cash used in operating activities will approximate $42 million to $46 million.

In addition, based on current spending projections, the Company believes its cash, cash equivalents and investments should be adequate to fund operations through at least the first quarter of 2009.

Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, commercial preparation activities, and potential financing activities.

Conference Call

The Company will host a conference call to review its 2007 results on Wednesday, February 27, 2008, at 8:30 a.m. ET. The dial in number for U.S. residents to participate is 800-762-8779. International callers should dial 480-248-5081. Participants should reference the Allos Therapeutics conference call.

Webcast

The Company will hold a live webcast of the conference call. The webcast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

Conference Call Replay

An audio replay of the conference call will be available from approximately two hours after completion of the call through Friday, March 14, 2008. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international).  The replay pass code is 3834606#.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s Lymphoma (NHL). For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to the Company’s projected timeline for completing enrollment in the PROPEL trial, the Company’s intent to seek regulatory approval to market PDX for the treatment of patients with relapsed or refractory PTCL if the PROPEL trial is positive, the Company’s intent to initiate additional trials to further evaluate PDX’s potential clinical utility in other hematologic malignancies and solid tumor indications, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, including the PROPEL trial, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and effective for the treatment of patients with PTCL or any other type of cancer; that the safety and/or efficacy results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

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(Tables follow)

ALLOS THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Operating expenses:
Research and development	$5,399	$3,352	$17,444	$14,322
Clinical manufacturing	1,509	845	5,548	2,284
Marketing, general and administrative	5,169	4,317	19,672	14,876
Restructuring and separation costs	—	—	—	646
Total operating expenses	12,077	8,514	42,664	32,128
Loss from operations	(12,077)	(8,514)	(42,664)	(32,128)
Interest and other income, net	768	444	3,294	1,916
Net loss	$(11,309)	$(8,070)	$(39,370)	$(30,212)
Net loss per share: basic and diluted	$(0.17)	$(0.14)	$(0.60)	$(0.55)
Weighted average shares: basic and diluted	66,855,484	55,813,346	65,188,913	55,299,614

ALLOS THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2007	2006
ASSETS

Cash, cash equivalents and investments in marketable securities	$57,756	$32,796
Other assets	3,083	2,982
Property and equipment, net	621	604
Total assets	$61,460	$36,382

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,881	$6,832
Stockholders’ equity	52,579	29,550
Total liabilities and stockholders’ equity	$61,460	$36,382